Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2005, except for Note 13, as to which the date is December 2, 2005, in Amendment No. 6 to Registration Statement (Form S-1 No. 333-128765) and related Prospectus of Iomai Corporation for the registration of 5,000,000 shares of its common stock.
/s/ Ernst & Young LLP
McLean, Virginia
January 27, 2006